EXHIBIT 21

PARENT AND SUBSIDIARIES
        (Included in the Consolidated Financial Statements and Wholly-owned)

National Presto Industries, Inc.
Eau Claire, Wisconsin (A Wisconsin Corporation)

Its Subsidiaries: National Holding Investment Company Wilmington, Delaware (A Delaware Corporation)

Its Subsidiaries: Presto Manufacturing Company Jackson, Mississippi (A Mississippi Corporation)

Its Division: Presto Products Manufacturing Company (Inactive) Alamogordo, New Mexico

Century Leasing and Liquidating, Inc. (Inactive) Minneapolis, Minnesota (A Minnesota Corporation)

Its Subsidiary: Presto Export, Inc. (Inactive) Minneapolis, Minnesota (A Minnesota Corporation)

Jackson Sales and Storage Company Jackson, Mississippi (A Mississippi Corporation)

Canton Sales & Storage Company Canton, Mississippi (A Mississippi Corporation)

Presto Export, Ltd. (Inactive) Christiansted, St. Croix, U.S. Virgin Islands (A Virgin Islands Corporation)

National Defense Corporation (Inactive) Eau Claire, Wisconsin (A Wisconsin Corporation)

AMTEC Corporation Janesville, Wisconsin (A Wisconsin Corporation)

Its Subsidiary: Spectra Technologies LLC East Camden, Arkansas (A Delaware Corporation)

Presto Absorbent Products, Inc. Eau Claire, Wisconsin (A Wisconsin Corporation)

Its Division: Presto Absorbent Products-Atlanta Marietta, Georgia

NPI Export Corporation (Inactive) Minneapolis, Minnesota (A Minnesota Corporation)